UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

RUMBLEON, INC.
(Exact name of registrant as specified in its charter)

Nevada	46-3951329
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4521 Sharon Road, Suite 370, Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Copies of communications to:
Michael Francis
Christina C. Russo
Akerman LLP
350 East Las Olas Boulevard
Suite 1600
Fort Lauderdale, Florida 33301
Telephone: (954) 463-2700

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each classto be so registered None	Name of each exchange on whicheach class is to be registered Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Form S-1; File No. 333-193523.

 Securities to be registered pursuant to Section 12(g) of the Act:

Class B Common Stock, par value $0.001 per share
(Title of Class)

Explanatory Note

Establishment of Class A and Class B Capital Structure

On January 9, 2017, the Board of Directors of RumbleON, Inc. (the “Company”) and stockholders holding 6,375,000 of the Company’s issued and outstanding shares of common stock approved an amendment to the Company’s Articles of Incorporation (the “Certificate of Amendment”) to change the name Smart Server, Inc. to RumbleON, Inc. and to create an additional class of Company common stock. The Certificate of Amendment became effective on February 13, 2017 (the “Effective Date”).

Immediately before approving the Certificate of Amendment, the Company had authorized 100,000,000 shares of common stock, $0.001 par value (the “Authorized Common Stock”), including 6,400,000 issued and outstanding shares of common stock (the “Outstanding Common Stock”). Pursuant to the Certificate of Amendment, the Company designated 1,000,000 shares of Authorized Common Stock as Class A Common Stock, which Class A Common Stock ranks pari passu with all of the rights and privileges of the Common Stock, except holders of Class A Common Stock are entitled to 10 votes per share of Class A Common Stock issued and outstanding and (ii) all other shares of common stock, including all shares of Outstanding Common Stock were deemed Class B Common Stock, which Class B Common Stock are identical to the Class A Common Stock in all respects, except that holders of Class B Common Stock are entitled to one vote per share of Class B Common Stock issued and outstanding.

Also on January 9, 2017, the Company’s Board and stockholders holding 6,375,000 of the Company’s issued and outstanding shares of common stock approved the issuance to (i) Mr. Chesrown of 875,000 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Chesrown, and (ii) Mr. Berrard of 125,000 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Berrard.

On February 13, 2017, the Effective Date, the Company filed the Certificate of Amendment with the Secretary of State of the State of Nevada changing the Company’s name to RumbleON, Inc. and creating the Class A and Class B Common Stock. Also on the Effective Date, the Company issued an aggregate of 1,000,000 shares of Class A Common Stock to Messrs. Chesrown and Berrard in exchange for an aggregate of 1,000,000 shares of Class B Common Stock held by them.

The Class B Common Stock is listed on the OTCQB under the symbol “RMBL.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.    Description of Registrant’s Securities to be Registered.

The Company’s Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 1,000,000 shares are designated as Class A Common Stock and all other shares of common stock are designated as Class B Common Stock. The Class A Common Stock ranks pari passu with all of the rights and privileges of the Class B Common Stock, except that holders of the Class A Common Stock are entitled to ten votes per share of Class A Common Stock issued and outstanding. The Class B Common Stock are identical to the Class A Common Stock in all respects, except that holders of the Class B Common Stock are entitled to one vote per share of Class B Common Stock issued and outstanding. As of June 30, 2017, 1,000,000 shares of Class A Common Stock and 9,018,541 shares of Class B Common Stock were issued and outstanding.

Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Item 2.    Exhibits.

Exhibit	Number Exhibit Description

3.1	Articles of Incorporation filed on October 24, 2013 (Incorporated by reference to Exhibit 3(i)(a) in the Company's Registration Statement on Form S¬1/A, filed on March 20, 2014).

3.2	ByLaws, as Amended (Incorporated by reference to Exhibit 3.2 in the Company's Annual Report on Form 10¬K, filed on February 14, 2017).

3.3	Certificate of Amendment to Articles of Incorporation, filed on February 13, 2017 (Incorporated by reference to Exhibit 2.2 in the Company's Annual Report on Form 10¬K, filed on February 14, 2017).

4.1	Amended and Restated Stockholders Agreement, dated February 8, 2017 (Incorporated by reference to Exhibit 10.1 in the Company's Annual Report on Form 10¬K, filed on February 14, 2017).

4.2	Registration Rights Agreement, dated February 8, 2017 (Incorporated by reference to Exhibit 10.2 in the Company's Annual Report on Form 10¬K, filed on February 14, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RUMBLEON, INC.

Date: July 7, 2017	By:	/s/ Steven R. Berrard
Name: Steven R. Berrard
Title: Chief Financial Officer

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